Exhibit 10.1
APPLOVIN CORPORATION
OUTSIDE DIRECTOR COMPENSATION POLICY
Originally adopted and approved by the Board of Directors on February 22, 2021
Approved by Stockholders on April 11, 2021
Most recently amended by the Board of Directors on May 5, 2025
AppLovin Corporation (the “Company”) believes that providing cash and equity compensation to members of its Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding the compensation to its Outside Directors. Unless defined in this Policy, capitalized terms used in this Policy will have the meaning given to such terms in the Company’s 2021 Equity Incentive Plan (the “Plan”), or if the Plan is no longer in place, the meaning given to such terms or any similar terms in the equity plan then in place. Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy.
This Policy was originally effective as of the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(b) of the Exchange Act, with respect to any class of the Company’s securities (the “Registration Statement”) (such date, the “Effective Date”).
1.Cash Compensation.
Annual Cash Retainer
Each Outside Director will be paid an annual cash retainer of $50,000. There are no per-meeting attendance fees for attending Board meetings.
Committee Annual Cash Retainer
Each Outside Director who serves as the chair of the Board, the lead Outside Director, or the chair or a member of a committee of the Board listed below will be eligible to earn additional annual cash fees as follows:
Chair of the Board:            $60,000
Lead Director:            $75,000
Chair of Audit Committee:            $35,000
Member of Audit Committee:            $10,000
Chair of Compensation Committee:        $30,000

Member of Compensation Committee:        $10,000
Chair of Nominating Committee:            $25,000
Member of Nominating Committee:        $10,000
For clarity, each Outside Director who serves as the chair of a committee will receive only the annual cash fee as the chair of the committee, and not the additional annual cash fee as a member of the committee.
Payment
Each annual cash retainer under this Policy will be paid quarterly in arrears on a prorated basis to each Outside Director who has served in the relevant capacity at any point during the fiscal quarter, and such payment shall be made on the last business day of such fiscal quarter (or as soon thereafter as practical, but in no event later than 30 days following the end of such fiscal quarter). For purposes of clarification, an Outside Director who has served as an Outside Director and/or as a member of an applicable committee (or chair thereof) during only a portion of the relevant Company fiscal quarter will receive a pro-rated payment of the quarterly payment of the applicable annual cash retainer(s), calculated based on the number of days during such fiscal quarter such Outside Director has served in the relevant capacities.
Each Outside Director will be permitted to elect in advance to receive any amounts that would be paid in cash under this Section 1 to be instead paid in equity. If an Outside Director elects equity in lieu of their cash compensation, such equity shall be granted and vest as set forth in Section 2 of this Policy.
2.Equity Compensation.
Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:
(a)No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.
(b)Initial Award. Each individual who first becomes an Outside Director following the Effective Date will be granted an award of restricted stock units or non-qualified stock options (an “Initial Award”), at their discretion, covering a number of Shares having a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) (the “Grant Value”) equal to $500,000, rounded to the nearest whole Share. The grant date for the Initial Award will be the first trading date on or after the date on which such individual first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. If an individual was a member of the Board and also an employee, becoming an Outside Director due to termination of employment will not entitle the Outside Director to an Initial Award. The type of equity award to be granted for the Initial Award must be elected at a time when engaging in market transactions is permitted under the Company’s insider trading policy and if a choice is not made by the grant date for the Initial Award, it will be granted in the form of restricted stock units. The Initial Award must consist entirely of restricted stock units or entirely of non-qualified stock options.
Subject to Section 3 of this Policy, each Initial Award will vest as to 1/12th of the Shares subject to the Initial Award beginning on the first Quarterly Vesting Date (as defined below) occurring after the date the applicable Outside Director’s service as an Outside Director commenced and each Quarterly Vesting Date thereafter, until the Initial Award is fully vested, in each case subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.
(c)Annual Award. On the date of each annual meeting of the Company’s stockholders following the Effective Date (each, an “Annual Meeting”), each Outside Director will be automatically granted an award of restricted stock units or non-qualified stock options (an “Annual Award”), at their discretion, covering a number of Shares having a Grant Value of $300,000, rounded to the nearest whole Share. The type of equity award to be granted for the Annual Award must be elected at a time when engaging in market transactions is permitted under the Company’s insider trading policy and if a choice is not made by the Annual Meeting date, the Annual Award will be granted in the same type as the most recent equity award granted to the Director under this Policy. The Annual Award must consist entirely of restricted stock units or entirely of non-qualified stock options.
Subject to Section 3 of this Policy, each Annual Award will vest on the earlier of (i) the one-year anniversary of the date the Annual Award is granted or (ii) the day prior to the date of the Annual Meeting next following the date the Annual Award is granted, in each case, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.
(d)Equity in Lieu of Cash. If an Outside Director has chosen to receive the grant of an equity award in lieu of cash compensation, the number of Shares subject to each such equity award will have a Grant Value equal to the cash the Outside Director would have otherwise received and will be fully-vested at grant because the cash compensation would have been paid in arrearsfor completed service. The type of equity award to be granted will be granted in the same type as the most recent equity award granted to the Director under this Policy.
(e)Quarterly Vesting Dates. For the purposes of this Section 2 of this Policy, a “Quarterly Vesting Date” means February 20, May 20, August 20 and November 20 of a given year, provided that if the applicable date is a weekend or a holiday, then the applicable Quarterly Vesting Date will be the first business day thereafter.

3.Change in Control.
Immediately prior to a Change in Control, each Outside Director will fully vest in any outstanding Company equity awards that were granted for service as an Outside Director, provided that the Outside Director continues to be an Outside Director through the date of the Change in Control.
4.Annual Compensation Limit.
No Outside Director may be paid, issued or granted, in any Fiscal Year, cash compensation and equity compensation (including any Awards) with an aggregate value greater than $1,000,000 for an Outside Director’s first year of service or $750,000 in any subsequent year. The value of each equity award will be based on its Grant Value for purposes of the limitation under this Section 4). Any cash compensation paid or equity award (including any Awards) granted to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purposes of the limitation under this Section 4.
Notwithstanding the foregoing, reimbursement or payment by the Company of a Director’s Hart-Scott-Rodino (HSR) filing fees or, to the extent specified by the Board or an authorized committee of the Board at the time of approval of their payment, any other regulatory-related filing fees that are owed as a result of service as a Director will not count toward the compensation limits set forth in this Section 4.
5.Travel Expenses.
Each Outside Director’s reasonable, customary and documented travel expenses to Board or Board committee meetings or related to his or her Board service will be reimbursed by the Company.
6.Additional Provisions.
    All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.
7.Section 409A.
    In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (i) 15th day of the 3rd month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (ii) 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company reimburse an Outside Director for any taxes imposed or other costs incurred as a result of Section 409A.
8.Stockholder Approval.
The initial adoption of the Policy was approved by the Company’s stockholders on April 11, 2021. Unless otherwise required by applicable law, following such approval, the Policy shall not be subject to approval by the Company’s stockholders, including, for the avoidance of doubt, as a result of or in connection with an action taken with respect to this Policy as contemplated in Section 9 hereof.
9.Revisions.
    The Board or Compensation Committee may amend, alter, suspend or terminate this Policy at any time and for any reason. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.